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                                                                       EXHIBIT 5

                                 June 18, 1999



Acxiom Corporation
1 Information Way
Little Rock, Arkansas 72202

Ladies and Gentlemen:

     This opinion is being provided in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission on or about this date by Acxiom Corporation (the "Company") and certain selling stockholders for registration under the Securities Act of 1933, as amended (the "Act"), of 2,390,076 shares of the Company's common stock, $.10 par value per share (the "Shares").

     It is our opinion that all action necessary to register the Shares under the Act will have been taken when the Registration Statement shall have become effective in accordance with the applicable provisions of the Act.

     It is our further opinion that the Shares to be issued and sold by the Company will be, upon issuance in the manner contemplated by the Registration Statement, validly authorized, validly issued, fully paid and non-assessable. This opinion does not pass upon the matter of compliance with "Blue Sky" laws or similar laws relating to the sale or distribution of the Shares.

     We are members of the Arkansas Bar and do not hold ourselves out as experts on the laws of any other State.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement, as it may be amended, and consent to such reference to us as are made therein.

                         Very truly yours,



                         /s/ Friday, Eldredge & Clark, LLP

                         Friday, Eldredge & Clark, LLP